Exhibit 2.1

EXECUTION

DATED             4 September            2013

SHARE PURCHASE AGREEMENT

DMWSL 586 LIMITED

and

FRIARY INTERMEDIATE LIMITED

and

ARTHUR J. GALLAGHER & CO

relating to the sale and purchase of the entire issued share capital of

DMWSL 587 Limited

London

.

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	SALE AND PURCHASE OF SHARES	1

3.	CONDITIONS PRECEDENT	2

4.	CONDUCT OF BUSINESS	5

5.	CONSIDERATION	6

6.	LEAKAGE	6

7.	COMPLETION	6

8.	SELLER’S WARRANTIES	7

9.	SELLER’S LIMITATIONS	7

10.	PURCHASER’S REMEDIES	8

11.	PURCHASER’S AND GUARANTOR’S WARRANTIES AND UNDERTAKINGS	8

12.	RECORDS, ACCESS AND SECTION 792 CTA 2009 ELECTIONS	9

13.	GUARANTEES	10

14.	GUARANTOR	10

15.	ANNOUNCEMENTS	10

16.	CONFIDENTIALITY	10

17.	REMEDIES AND WAIVERS	11

18.	ASSIGNMENT	12

19.	FURTHER ASSURANCE	12

20.	ENTIRE AGREEMENT	12

21.	COUNTERPARTS	12

22.	INVALIDITY	12

23.	RIGHTS OF THIRD PARTIES	13

24.	VARIATION	13

25.	NOTICES	13

26.	COSTS AND EXPENSES	14

27.	GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS	14

28.	SANCTIONS SCREENING	14

SCHEDULE 1A – THE COMPANY	15

SCHEDULE 1B – THE COMPANY’S SUBSIDIARIES	16

SCHEDULE 2A – CONDUCT OF THE GROUP	17

SCHEDULE 2B – PERMITTED ACTIONS	19

SCHEDULE 3 – COMPLETION OBLIGATIONS	20

SCHEDULE 4 – PERMITTED LEAKAGE	22

SCHEDULE 5 – RETAINED GROUP GUARANTEES	24

SCHEDULE 6 – GUARANTOR	25

SCHEDULE 7 – RETENTION AMOUNT AND ESCROW ACCOUNT	27

SCHEDULE 8 – DEFINITIONS AND INTERPRETATION	33

EXECUTION	39

Agreed Form Documents

Form of Completion Minutes

Form of Voting Power of Attorney

Locked Box Balance Sheet

Form of Elections under s792 Corporation Tax Act 2009

Form of Charterhouse Capital Confidentiality Undertaking

Form of Chris Giles Deed of Restrictive Covenant

Form of ICLA Deed of Release

Form of Deeds of Release

Form of Letters of Direction

Form of Escrow Letter

Purchaser’s Group announcement in the Agreed Form

Seller announcement in the Agreed Form

Exit Bonus Schedule in the Agreed Form

ii

THIS AGREEMENT is made on 4 September 2013

BETWEEN:

(1)	DMWSL 586 LIMITED, a company incorporated in England with registered number 6475827 and having its registered office at Birchin Court, 3rd Floor, 20 Birchin Lane, London, EC3V 9DU (the “Seller”);

(2)	FRIARY INTERMEDIATE LIMITED, a company incorporated in England & Wales with registered number 04404202 and having its registered office at The Walbrook Building, 25 Walbrook, London EC4N 8AW (the “Purchaser”); and

(3)	ARTHUR J. GALLAGHER & CO, incorporated in the state of Delaware, whose registered office is at 2 Pierce Place, Itasca, Illinois, 60143 United States of America (the “Guarantor”).

BACKGROUND

(A)	DMWSL 587 Limited is a company incorporated in England with registered number 06475828 and having its registered office at Birchin Court, 3rd Floor, 20 Birchin Lane, London, EC3V 9DU (the “Company”). For information purposes only, further particulars of the Company are set out in Schedule 1A.

(B)	The Seller has agreed to sell the Shares (as defined in this Agreement) and the Purchaser has agreed to purchase the Shares on the terms and subject to the conditions set out in this Agreement.

(C)	The Guarantor has agreed to guarantee the obligations of the Purchaser in respect of the payment of the Consideration, Inter-Company Loan Amount and Bank Payment Amount under this Agreement.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement and the Schedules, unless the context shall otherwise require, words and expressions shall be interpreted in accordance with and have the meaning ascribed to them in Schedule 8.

1.2.	The Schedules form part of and will be construed as one with this Agreement.

2.	SALE AND PURCHASE OF SHARES

2.1.	The Seller as legal and beneficial owner, agrees to sell and the Purchaser agrees to purchase the Shares free from all charges and Encumbrances and from all other rights exercisable by third parties, together with all rights attached to them at Completion or accorded to them on or after the Completion Date.

2.2.	The Seller shall waive all rights of pre-emption and other restrictions on transfer over the Shares conferred upon it so as to permit the sale and purchase of the Shares in accordance with this Agreement.

2.3.	The Purchaser shall, from Completion, be entitled to exercise all rights attached to the Shares, including without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company on or after the Completion Date.

3.	CONDITIONS PRECEDENT

Conditions

3.1.	The sale and purchase of the Shares pursuant to this Agreement are in all respects conditional upon:

3.1.1.	the FCA, in respect of the Purchaser and any other person who will acquire control over the Company for the purposes of Part XII of FSMA as a result of Completion:

(a)	giving notice under section 189(4)(a) of FSMA that it approves the acquisition of control over the Company contemplated in this Agreement;

(b)	giving notice under section 189(7) of FSMA that it approves the acquisition of control over the Company contemplated in this Agreement, subject only to conditions which are acceptable to the Purchaser (acting reasonably); or

(c)	being treated, pursuant to section 189(6) of FSMA, as having approved the acquisition of control over the Company contemplated in this Agreement;

3.1.2.	the Isle of Man Insurance Supervisor consenting to the Purchaser and any other relevant member of the Purchaser’s Group becoming a controller of Rossborough Insurance (IOM) Limited or the expiry of 28 days from the day notice is given by the Purchaser to the Isle of Man Insurance Supervisor (or such shorter notice period as the Isle of Man Insurance Supervisor may agree in writing) pursuant to section 29(1) of the Isle of Man Insurance Act 2008 that each of the Purchaser and any other relevant member of the Purchaser’s Group proposes to become a controller of Rossborough Insurance (IOM) Limited on Completion, and the Isle of Man Insurance Supervisor not directing that the Purchaser or any other relevant member of the Purchaser’s Group may not, without his consent, become a controller of Rossborough Insurance (IOM) Limited;

3.1.3.	the JFSC notifying in writing:

(a)	the Purchaser and each other person who will become a “principal person” (as defined in Article 1(1) of the FS(J)L) of the Jersey Regulated Entities as a result of Completion that there is no objection to any such person becoming a principal person in relation to the Jersey Regulated Entities; and

(b)	the Seller and each other relevant person that it has no objection to any such person ceasing to be interested in 20%, 33% or 50% of the share capital or voting rights of the Jersey Regulated Entities or the Jersey Regulated Entities ceasing to be a subsidiary of any such person on Completion in accordance with Article 14(2) of the
FS(J)L;

3.1.4.	the CIMA having approved in writing the acquisition of control of Rossborough (Cayman Islands) Limited pursuant to the Transaction in accordance with the provisions of The Insurance law, 2010 (as amended); and

3.1.5.	the GFSC, in respect of the Purchaser and any other person who will become a “controller” (as that term is defined in the IMIIL) of the Guernsey Regulated Entities as a result of Completion:

(a)	providing its consent in writing to each of the Guernsey Regulated Entities to such proposed change in controller in accordance with section 27(5) of the IMIIL; and

(b)	providing notification in writing to each such controller that it has no objection to it becoming such a controller in accordance with section 36(1) of the IMIIL;

3.1.6.	receipt by either party of the written approval of CICRA in accordance with the JG Laws to the purchase of the Shares by the Purchaser on the terms of this Agreement subject only to conditions which do not require the Purchaser to agree to undertakings or divestments in respect of the Group which would have or would be reasonably likely to have a negative monetary impact on the Group’s assets, liabilities or profits or the value of the Group exceeding £25,000,000, unless such undertakings or divestments are acceptable to the Purchaser; and

3.1.7.	the JFSC consenting in writing to the change in the ownership and control of the Jersey Companies at Completion pursuant to the Control of Borrowing (Jersey) Order 1958.

3.2.	The Purchaser undertakes to take all steps within its power to ensure that the Regulatory Conditions are fulfilled as soon as practicable prior to the Long Stop Date and in particular (without prejudice to the generality of the foregoing) the Purchaser shall:

3.2.1.	submit fully any and all necessary applications, notifications and filings required to satisfy the Regulatory Conditions as soon as reasonably practicable and in any event within three Business Days following the date of this Agreement;

3.2.2.	provide promptly all information, explanations or clarifications requested or required by the Regulators and generally co-operate in good faith with the Regulators and the Seller to satisfy the Regulatory Conditions;

3.2.3.	not do anything (and shall procure that no other member of the Purchaser’s Group does anything) which it knows or ought reasonably to know would prejudice the grant of any Regulatory Condition from being satisfied on or before the Long Stop Date;

3.2.4.	save in respect of any communication which is of a confidential nature, promptly notify the Seller and the Seller’s Solicitors of any communication (whether written or oral) from any Regulator or any other person in relation to the Regulatory Conditions;

3.2.5.	keep the Seller’s Solicitors reasonably informed on a verbal basis in respect of communications with Regulators in respect of satisfaction of the Regulatory Conditions; and

3.2.6.	save in respect of any information which is confidential to the Purchaser (any such information (in summary form) to be provided to the Seller’s Solicitors on a counsel to counsel basis instead and the information may be limited to a reasonable level of detail in respect of the relevant matter and the likely effect of any the relevant matter), keep the Seller promptly informed about any material developments regarding the fulfilment of the Regulatory Conditions of which it becomes aware and, without limiting the generality of the foregoing, the Purchaser shall promptly disclose to the Seller:

(a)	any matter (of which it is or becomes aware) which will or may prevent any of the Regulatory Conditions from being fulfilled on or before the Long Stop Date promptly upon it coming to its notice; and

(b)	any indication (of which it is or becomes aware) that any Regulator may intend to withhold its approval of, raise an objection to or impose any condition on the acquisition of the Group by the Purchaser and each relevant member of the Purchaser’s Group.

3.3.	The Guarantor undertakes to take all steps within its power to provide assistance and information (whether directly or by procuring that any other entities within its control provide assistance or information) to the Purchaser to ensure that the Regulatory Conditions are fulfilled as soon as practicable prior to the Long Stop Date.

3.4.	The Purchaser confirms that it is not aware of any reason which would prevent the Regulatory Conditions from being satisfied before the Long Stop Date. The Purchaser warrants to the Seller that, in respect of the Purchaser and any other person who would acquire control over the Company for the purposes of Part XII of FSMA as a result of Completion, the Purchaser is not aware of any facts or circumstances which the Purchaser considers (acting in good faith) may result in the FCA imposing conditions in terms which will not be acceptable to the Purchaser as part of the FCA’s approval as referred to in clause
3.1.1(b).

3.5.	The Purchaser shall bear all filing fees and other costs incurred in relation to any application, notification or filing made in any jurisdiction in connection with the Regulatory Conditions other than those directly incurred by the Seller or the Retained Group.

3.6.	The parties shall co-operate as reasonably necessary for the purposes of the satisfaction of the Regulatory Conditions including, but not limited to, the provision by all parties of all information reasonably necessary to make any notification or filing or as requested by any relevant authority, keeping all parties informed of the progress of any notification or filing and providing such assistance as may reasonably be required provided always that:

3.6.1.	the Seller shall not be obliged to provide any confidential or financial information regarding the Retained Group, any fund, or any investors in any fund, which hold interests, directly or indirectly, in the Seller, any adviser or manager of such funds or any portfolio investee company of such funds or any legally privileged information unless any such information is properly and validly requested by a Regulator, in which case the information will be provided to the Regulator; and

3.6.2.	the Purchaser shall not be obliged to provide any confidential or financial information regarding the Purchaser’s Group, or any investors in the Guarantor, or any legally privileged information unless any such information is properly and validly requested by a Regulator, in which case the information will be provided to the Regulator.

3.7.	If at any time any party shall become aware of a fact or matter or circumstances that might reasonably prevent any of the Regulatory Conditions being satisfied it shall promptly inform the other party or parties to this Agreement.

3.8.	The Seller shall forthwith upon the execution of this Agreement by the parties formally direct (and a copy of the direction shall be forthwith provided to the Purchaser) in writing (such direction being in the Agreed Form) each of the CEO and the CFO of the Group to:

3.8.1.	promptly notify the Purchaser if he becomes aware of any and all Material Adverse Change(s) or any and all Breach(es) of the Conduct Undertakings; and

3.8.2.	to promptly provide to the Purchaser to the extent reasonably available to him all relevant information relating to such Material Adverse Change(s) or Breach(es) of the Conduct Undertakings (including reasonable access in business hours to Senior Employees and premises of the Group on reasonable notice from the Purchaser) and to properly consult with the Purchaser at the meetings referred to in clause 4.3.

3.9.	If at any time prior to Completion there occurs a Material Adverse Change or a Breach of the Conduct Undertakings which is incapable of remedy or, if capable of remedy is not fully remedied at no cost to the Group, such that the circumstances giving rise to the Material Adverse Change or Breach of the Conduct Undertakings no longer give rise to a Material Adverse Change or Breach of the Conduct Undertakings, to the satisfaction of the Purchaser (acting reasonably) at least two Business Days before the Completion Date, the Purchaser shall be entitled to terminate this Agreement before Completion, by notice in writing to the Seller.

3.10.	The Purchaser shall promptly notify the Seller upon becoming aware that a Regulatory Condition has been fulfilled. The first Business Day on or by which all of the Regulatory Conditions have been fulfilled shall be the “Unconditional Date”.

3.11.	If a Regulatory Condition remains to be fulfilled by 5.00pm on the Long Stop Date this Agreement shall automatically terminate.

3.12.	If this Agreement terminates in accordance with clause 3.9 or 3.11, and without limiting the right of each party to claim damages, all obligations of the parties under this Agreement shall end (except in respect of the Enduring Provisions). For the avoidance of doubt, in such circumstances all rights and liabilities of the parties that have accrued before termination shall continue to exist.

4.	CONDUCT OF BUSINESS

4.1.	Subject to clause 4.2, from the date of this Agreement until Completion, the Seller shall through the use of its powers and rights as a shareholder of the Company: (i) not consent to or vote in favour of any matter which would result in the Group not complying with the matters in this clause 4.1 and (ii) forthwith upon the execution of this Agreement by the parties formally direct (and a copy of the direction shall be forthwith provided to the Purchaser) in writing (such direction being in the Agreed Form) the board of directors of each Group Company to ensure that (save with the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed):

4.1.1.	the business of the Group is carried on in the ordinary course; and

4.1.2.	without limiting the generality of sub-clause 4.1.1., no Group Company will undertake any of the matters set out in Schedule 2A.

4.2.	Clause 4.1 shall not operate so as to restrict or prevent the taking of any Permitted Actions or any action:

4.2.1.	in an emergency or other extraordinary situation with the intention of minimising, preventing or remedying any adverse effect on any Group Company, provided that the Seller notifies the Purchaser in advance of the situation, the reasonably anticipated effects (including the reasonably anticipated financial effects) of the situation on the Group and its business and operation and the proposed action to be taken (it being acknowledged by the Purchaser that it may not be practicable for the Seller to provide detailed information in all circumstances if the time or actions required to do so could prejudice the Group’s ability to minimise, prevent or remedy the emergency or other extraordinary situation);

4.2.2.	in order to comply with a requirement of applicable law or regulation;

4.2.3.	provided for in the Transaction Documents;

4.2.4.	to discharge a binding obligation undertaken pursuant to any contract or arrangement entered into by any Group Company either (a) prior to the date of this Agreement in the ordinary course of business or trading, provided that details of such contract or arrangement have been Disclosed (as defined in the Warranty Deed); or (b) after the date of this Agreement provided that such contract or arrangement was entered into in the ordinary course or with the prior written consent of the Purchaser in accordance with clause 4.1;

4.2.5.	undertaken or omitted at the written request of the Purchaser (although neither the Seller nor any Group Company shall be obliged to comply with any such request).

4.3.	The Seller shall forthwith upon the execution of this Agreement by the parties formally direct (and a copy of the direction shall be forthwith provided to the Purchaser) (such direction being in the Agreed Form) the CEO and the CFO of the Group to meet with the Purchaser and the Purchaser shall meet with the CEO and the CFO of the Group on a weekly basis (or more frequently as is reasonably requested by the Purchaser) to discuss any actions which might require the consent of the Purchaser pursuant to clause 4.1 and the Purchaser agrees to discuss in good faith and in a collaborative manner any such matters with the CEO and the CFO.

5.	CONSIDERATION

The total consideration for the sale of the Shares under this Agreement shall be an amount equal to the Consideration.

5.1.	At Completion, the Purchaser shall procure the repayment of the Inter-Company Loan Amount and the Bank Payment Amount. Each of the Purchaser and the Seller agree to discuss in good faith the use of cash in the Group Companies to partly fund the repayment of the Bank Payment Amount on Completion.

5.2.	Any payments required to be made by the Seller to the Purchaser under this Agreement will, so far as is possible, be made by way of an adjustment to the consideration paid for the Shares to the extent of the payment.

6.	LEAKAGE

6.1.	Subject to clause 6.3 the Seller covenants to the Purchaser that in the period from the Locked Box Date up to and including the Completion Date no Leakage has occurred or will occur.

6.2.	In the event of any Leakage which is prohibited by clause 6.1 (but subject always to clauses 6.3 and 6.4), the Seller covenants to pay to the Purchaser on demand an amount in cash equal to the amount or value of such Leakage. A claim under this clause 6.2 shall be the sole remedy available to the Purchaser arising (directly or indirectly) from a breach of clause 6.1.

6.3.	The Seller shall not be liable for any claim under clause 6.2 unless written notice has been given by the Purchaser to the Seller stating in reasonable detail the nature of the breach and, if practicable, the amount claimed on or before the date which is three months following the Completion Date.

6.4.	Save in the case of fraud by the Seller, the liability of the Seller under this clause 6 shall not in any circumstances exceed the aggregate of the Consideration and the Inter-Company Loan Amount.

7.	COMPLETION

7.1.	The sale and purchase of the Shares shall take place at the offices of the Seller’s Solicitors on the date falling four Business Days after the Unconditional Date whereupon the parties will each comply with their respective obligations set out in Schedule 3.

7.2.	Not later than two Business Days before the Completion Date:

7.2.1.	the Seller will notify the Purchaser in writing of the Bank Payment Amount and the bank account into which the Bank Payment Amount be paid;

7.2.2.	the Seller shall deliver or procure the delivery to the Purchaser of bank statements in respect of each of the bank accounts of the Group Companies in respect of which the Group has activated electronic banking.

7.3.	If the Seller fails to comply with its obligations under Part A of Schedule 3 or the Purchaser and/or the Guarantor fails to comply with its obligations under Parts B or C of Schedule 3; the Purchaser (if neither it nor the Guarantor is the defaulting party) or, as the case may be, the Seller (if it is the non-defaulting party) may:

7.3.1.	defer Completion by up to 5 Business Days (so that the provisions of this clause 7 shall apply to Completion as so deferred); or

7.3.2.	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

7.3.3.	terminate this Agreement by notice in writing to the other party.

7.4.	If this Agreement is terminated in accordance with clause 7.3 (and without limiting any party’s right to claim damages), all obligations of the Seller, the Purchaser and the Guarantor under this Agreement shall end (except in respect of the Enduring Provisions) but all rights and liabilities of the parties which have accrued before termination shall continue.

8.	SELLER’S WARRANTIES

8.1.	The Seller warrants to the Purchaser that as at the date of this Agreement:

8.1.1.	it is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation;

8.1.2.	it has the requisite power and authority to enter into, and to perform its obligations under, this Agreement and the other Transaction Documents to which it is a party;

8.1.3.	the obligations of the Seller under this Agreement, and the obligations of the Seller under the other Transaction Documents to which it is a party will, when delivered, constitute binding obligations of the Seller in accordance with their respective terms;

8.1.4.	the Shares comprise the whole of the allotted and issued share capital of the Company, are fully paid up, and it is the sole registered holder of and is entitled to sell and transfer the full legal and beneficial ownership of the Shares to the Purchaser free from Encumbrances and with all rights attaching thereto on the terms set out in this Agreement; and

8.1.5.	the execution and delivery of, and the performance by the Seller of its obligations under, this Agreement and the other Transaction Documents will not constitute or result in a conflict, breach or default under any of the following:

(a)	any agreement or instrument to which either the Seller is a party or is bound;

(b)	subject to the satisfaction of the Regulatory Conditions, any order, judgment, decree, statute, rule, governmental regulation or other restriction applicable to it; or

(c)	any provision of the constitutional documents or by-laws of the Seller.

8.2.	The Warranties shall be deemed repeated immediately before Completion (in respect of 8.1.5 (b) the Warranty shall be amended by the deletion of the words “ subject to the satisfaction of the Regulatory Conditions”).

9.	SELLER’S LIMITATIONS

9.1.	The total aggregate liability of the Seller in respect of all Claims shall be limited to the aggregate of the Consideration to the extent paid to the Seller from the Escrow Account and the Inter-Company Loan Amount.

9.2.	The Seller shall not be liable in respect of a Claim under this Agreement unless such Claim is notified to the Seller in writing, in accordance with clause 25, on or before the date falling twelve months after the Completion Date.

9.3.	If not previously satisfied, settled or withdrawn, any Claim shall be deemed to be withdrawn (and no new Claim may be made in respect of the facts giving rise to such withdrawn Claim) unless legal proceedings in respect thereof have been commenced within six months of the giving of written notice of the Claim.

9.4.	The Purchaser shall not be entitled to recover more than once in respect of any individual matter giving rise to a Claim.

9.5.	The Seller shall not be liable for any Claim in respect of indirect or consequential loss.

9.6.	The Purchaser shall (and shall procure that any relevant member of the Purchaser’s Group shall) take all reasonable action to mitigate any loss suffered by it or the relevant member of the Purchaser’s Group which has or is reasonably likely to result in a Claim.

10.	PURCHASER’S REMEDIES

10.1.	The Purchaser shall not be entitled in any circumstances to rescind this Agreement or treat this Agreement as terminated (other than in accordance with the terms of clauses 3.9 or 7.3.3) but (without prejudice to clause 6.2 in respect of a breach of clause 6.1) shall be entitled only to claim damages in respect of such matter and, accordingly, the Purchaser waives all and any rights of rescission it may have in respect of any such matter (howsoever, or whenever, arising or deemed to arise), other than any such rights arising in respect of fraud of the Seller.

10.2.	The Purchaser acknowledges and represents that it has not relied on or been induced to enter into this Agreement or any other Transaction Document by any representation, warranty, statement, promise, forecast or assurance (whether contractual or otherwise) given by any Relevant Person other than, in the case of the Seller, the Warranties, or in the case of the Warrantors, the warranties contained in the Warranty Deed. No Relevant Person or the Warrantors shall be liable to the Purchaser (in equity, contract or tort) (including negligence), under the Misrepresentation Act 1967 or in any other way for any representation, warranty, statement, promise, forecast or assurance (whether contractual or otherwise) other than, in the case of the Seller, the Warranties or in the case of the Warrantors, the warranties contained in the Warranty Deed. The Purchaser acknowledges and agrees that:

10.2.1.	its only remedy or remedies for an untrue statement (whether through negligence or otherwise) contained in this Agreement are those set out in this Agreement; and

10.2.2.	it shall not be entitled to, and undertakes that it will not, and undertakes to procure that no member of the Purchaser’s Group shall, bring any claim or action under or in connection with this Agreement in relation to any representation, warranty, statement, promise, forecast or assurance (whether contractual or otherwise) made by or on behalf of any Relevant Person or the Warrantors against any such person other than against the Seller in respect of the Warranties in accordance with this Agreement or other than against the Warrantors in respect of the warranties in accordance with the Warranty Deed.

10.3.	A Relevant Person may enforce the terms of this clause 10 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

10.4.	Nothing in this clause 10 shall have the effect of limiting or restricting any liability of any person arising as a result of that person’s fraud.

11.	PURCHASER’S AND GUARANTOR’S WARRANTIES AND UNDERTAKINGS

11.1.	The Purchaser and the Guarantor severally warrant to the Seller that, as at the date of this Agreement and on Completion:

11.1.1.	the Purchaser and the Guarantor are validly incorporated, in existence and registered under the laws of their jurisdiction of incorporation;

11.1.2.	the Purchaser and the Guarantor have the requisite power and authority to enter into and perform their obligations under this Agreement and the other Transaction Documents;

11.1.3.	the obligations of the Purchaser and the Guarantor under this Agreement, and the obligations of the Purchaser and the Guarantor under the other Transaction Documents will, when delivered, constitute binding obligations of the Purchaser and the Guarantor in accordance with their respective terms;

11.1.4.	the execution and delivery of, and the performance by the Purchaser and the Guarantor of their respective obligations under, this Agreement and the other Transaction Documents will not constitute or result in a conflict, breach or default under any of the following:

(a)	any agreement or instrument to which either the Purchaser or the Guarantor is a party or is bound;

(b)	any order, judgment, decree, statute, rule, governmental regulation or other restriction applicable to it; or

(c)	any provision of the constitutional documents or by-laws of either the Purchaser or the Guarantor;

11.1.5.	subject to satisfaction of the Conditions, the Purchaser and the Guarantor have obtained or satisfied all corporate, regulatory and other approvals, or other conditions necessary to execute and perform the obligations of the Purchaser and the Guarantor in this Agreement and the other Transaction Documents;

11.1.6.	none of the Purchaser, the Guarantor or any other member of the Purchaser’s Group is insolvent or unable to pay its debts within the meaning of any Laws relating to insolvency binding upon the Purchaser, the Guarantor or the member of the Purchaser’s Group, respectively; and

11.1.7.	the Purchaser will have, at Completion, the cash resources available to it, to pay the Consideration and satisfy its other obligations under this Agreement and any other Transaction Document.

12.	RECORDS, ACCESS AND SECTION 792 CTA 2009 ELECTIONS

12.1.	The Purchaser shall, for a period of seven years after the Completion Date:

12.1.1.	make available the books and records of any member of the Group (or, if practicable, the relevant parts of those books and records) which are required by the Seller or any other member of the Retained Group for the purpose of dealing with its tax, accounting, compliance or regulatory affairs and, accordingly, the Purchaser shall, upon being given reasonable notice by the Seller or such other member of the Retained Group, procure that such books and records are made available to the Seller or such other member of the Retained Group and their respective officers, employees, agents, auditors and representatives for inspection (during working hours) and copying (at the Seller’s or such other member of the Retained Group’s expense);

12.1.2.	allow the Seller or such other member of the Retained Group and their respective officers, employees, agents, auditors and representatives reasonable access (on reasonable notice in business hours) to any employee or officer, or premises of a Group Company for this purpose; and

12.1.3.	properly retain and maintain such books and records.

12.2.	Following Completion, the Purchaser agrees to procure that the Company promptly submits to HM Revenue and Customs the Elections entered into between the relevant Group Companies and the Seller on the Completion Date within the limits required by law. The Purchaser shall promptly confirm in writing such submission to the Seller.

13.	GUARANTEES

13.1.	Following Completion, the Purchaser shall use its reasonable endeavours to procure that, as soon as reasonably practicable the relevant members of the Retained Group are released and discharged in full from the Retained Group Guarantees.

13.2.	Pending the release of the Retained Group Guarantees, the Purchaser undertakes:

13.2.1.	to hold and keep the Seller, for itself and as trustee for each member of the Retained Group, indemnified on an after Tax basis from and against all actions, claims, proceedings, loss, damage, and all payments, costs or expenses incurred by the Seller or such other member of the Retained Group in relation to or arising out of the Retained Group Guarantees; and

13.2.2.	not to enter into any variation of any agreement which may have the effect of varying the Retained Group Guarantees (or the contractual obligations underlying such guarantee) in a manner adverse to Expectrum Limited without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed).

13.3.	Expectrum Limited may enforce the terms of this clause 13 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

14.	GUARANTOR

The provisions of Schedule 6 apply.

15.	ANNOUNCEMENTS

15.1.	No announcement (other than the announcements in the Agreed Form to be made by the Purchaser’s Group and the announcement in the Agreed Form to be made by the Seller) upon the execution of this Agreement by the parties) concerning the sale of the Shares or any ancillary matter shall be made by:

15.1.1.	the Seller, without the prior approval of the Purchaser; or

15.1.2.	the Purchaser and/or the Guarantor, without the prior approval of the Seller,

such prior written approval not to be unreasonably withheld or delayed.

15.2.	Notwithstanding the provisions of clause 15.1, any party may make any announcement if and to the extent required by law or by any securities exchange or regulatory or governmental body to which that party is subject, whether or not the requirement has the force of law.

15.3.	Before making any announcement permitted by clause 15.2, the announcing party shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with:

15.3.1.	the Seller, in the case of a proposed announcement by the Purchaser or the Guarantor; and

15.3.2.	the Purchaser, in the case of a proposed announcement by the Seller.

16.	CONFIDENTIALITY

16.1.	For the purposes of this clause:

16.1.1.	“Confidential Information” means:

(a)	(in relation to the obligations of the Purchaser and the Guarantor under this clause) any information received or obtained by the Purchaser and/or the Guarantor (or any of their Representatives) where such information relates to the Seller and/or the Retained Group; or

(b)	(in relation to the obligations of the Seller under this clause) any information received or held by the Seller (or any of its Representatives) where such information relates to the Purchaser’s Group including, for the avoidance of doubt, following Completion any member of the Group; and

(c)	all information obtained as a result of entering into, performing its obligations or exercising its rights under this Agreement or any other Transaction Document, the provisions or the subject matter of the Transaction Documents, the negotiations relating to this Agreement and the other Transaction Documents;

16.1.2.	“Representatives” means, in relation to a party, its respective directors, officers, employees and advisers.

16.2.	The Seller undertakes to the Purchaser (for itself and as trustee and agent for each of the Group Companies following Completion) that it will (and will procure that each of its Representatives will) and the Purchaser and the Guarantor undertake to the Seller and each member of the Retained Group that they will (and will procure that each of their Representatives will) maintain Confidential Information in confidence and not disclose that Confidential Information to any person except as permitted by this clause.

16.3.	Notwithstanding the provisions of clause 16.2, any party may disclose any information:

16.3.1.	if and to the extent that such disclosure is required by law or regulation or by any stock exchange or any regulatory, governmental or antitrust body having applicable jurisdiction (provided that, in such circumstances, so far as reasonably practicable the disclosing party will first inform (in the case of disclosure by the Seller) the Purchaser or (in the case of disclosure by the Purchaser or the Guarantor) the Seller (as applicable) of its intention to disclose such information and take into account the reasonable comments of the other party);

16.3.2.	if and to the extent required for the purpose of any proceedings arising out of or in connection with this Agreement;

16.3.3.	if and to the extent that the information concerned has come into the public domain other than through the relevant person’s fault (or that of its Representatives);

16.3.4.	if the disclosure is to its professional advisers, auditors or bankers subject in each case to binding obligations of confidentiality;

16.3.5.	to any tax authority in connection with the tax affairs of that party; or

16.3.6.	if and to the extent (in the case of disclosure by the Seller) the Purchaser or (in the case of disclosure by the Purchaser or the Guarantor) the Seller has given prior written consent.

16.4.	The provisions of this clause 16 shall not serve to prohibit the Seller from providing information on a confidential basis to Charterhouse Capital Partners LLP or any investor (or potential investor) in any fund advised by Charterhouse Capital Partners LLP.

17.	REMEDIES AND WAIVERS

17.1.	No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other Transaction Document shall:

17.1.1.	affect or impair that right, power or remedy; or

17.1.2.	operate as a waiver thereof.

17.2.	The single or partial exercise of any right, power or remedy provided by law or under this Agreement or any other Transaction Document shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

17.3.	Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

18.	ASSIGNMENT

18.1.	Subject to clause 18.2, no party may assign or grant any Encumbrance over, any of the benefit of or rights under this Agreement or any other Transaction Document, or purport to do any of the same.

18.2.	Subject to clause 18.3, any party to this Agreement (the “Assignor”) may assign its rights under this Agreement in whole or in part (the “Rights”) to a person (the “Assignee”) who is at the time a group undertaking of the Assignor provided that any Rights so assigned will cease to be enforceable if the Assignee ceases to be a group undertaking of the Assignor unless and until they are re-assigned by the Assignee to the Assignor or a person who is then a group undertaking of the Assignor.

18.3.	In the case of any assignment of rights under this clause, in each such case:

18.3.1.	the Assignor will remain liable for its obligations under this Agreement; and

18.3.2.	the liability of the parties under this Agreement will be no greater than such liabilities would have been had any such assignment not occurred.

19.	FURTHER ASSURANCE

Each of the parties shall from time to time, on being reasonably required to do so by another, do or procure that there is done all such acts and/or execute or procure the execution of all such documents as the other party may reasonably consider necessary for giving full effect to this Agreement and the other Transaction Documents to which it is a party.

20.	ENTIRE AGREEMENT

The Transaction Documents constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares.

21.	COUNTERPARTS

21.1.	This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts.

21.2.	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

22.	INVALIDITY

22.1.	If at any time any provision of this Agreement or any other Transaction Document is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair:

22.1.1.	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement or any other Transaction Document; or

22.1.2.	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement or any other Transaction Document.

23.	RIGHTS OF THIRD PARTIES

23.1.	Subject to clauses 10.3 and 13, no term of this Agreement shall be enforceable by a person who is not a party to it.

23.2.	The parties to this Agreement may amend, vary or modify the terms of this Agreement without the consent of any other party.

24.	VARIATION

No variation of this Agreement will be valid unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by the party granting such waiver).

25.	NOTICES

25.1.	All notices, requests, demands or other communications to or upon the respective parties may be given by personal delivery or by being sent by first class recorded mail if posted to an address in the same country as the country of posting or by air mail if posted to an address in a country different to the country of posting:

25.1.1.	in the case of the Purchaser to Bill McGowan, Chief Legal Counsel at The Walbrook Building, 25 Walbrook, London EC4N 8AW;

25.1.2.	in the case of the Guarantor to Walt Bay, General Counsel c/o The Walbrook Building, 25 Walbrook, London EC4N 8AW;

25.1.3.	in the case of the Seller to Brendan McManus and Paul Matson c/o Charterhouse Capital Partners LLP, 7th Floor, Warwick Court, Paternoster Square, London EC4M 7DX, with a copy to Alastair Dickson/Rebecca Ward at Dickson Minto W.S., Broadgate Tower, 20 Primrose Street, London EC2A 2EW ref C078/150;, or such other address as one party may notify to the other parties for the purposes of this clause 25.

25.2.	Any such notice, request, demand or communication will:

25.2.1.	if delivered personally, be deemed to have been received at the time of such delivery or if delivery is not on a Business Day on the Business Day following such delivery;

25.2.2.	if given by first class recorded mail posted in the same country as the country of address, be deemed to have been received on the second Business Day occurring after the date of posting; and

25.2.3.	if given by airmail posted from a country different to the country of address, be deemed to have been received on the fifth Business Day after posting.

25.3.	For the avoidance of doubt, notices, requests, demands or other communications may be given by other means (including by email) but such other means shall not benefit from the presumption of delivery set out in clause 25.

25.4.	This clause 25 shall not apply in relation to claim forms, application notices, orders, judgements, or other documents relating to proceedings arising out of or in connection with this Agreement.

26.	COSTS AND EXPENSES

26.1.	Each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement and the other Transaction Documents.

26.2.	The Purchaser shall be responsible for any stamp duties or other transaction duties payable in connection with this Agreement and the other Transaction Documents.

27.	GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

27.1.	This Agreement shall be governed by and construed in accordance with English law and the parties agree that all claims or disputes arising out of or in connection with it, its subject matter, its negotiation, its formation, its validity or its enforceability, whether contractual or non-contractual, shall be governed by and determined exclusively in accordance with English law. The parties further agree that the courts of England are to have exclusive jurisdiction over all such claims and disputes.

27.2.	The Guarantor irrevocably appoints the Purchaser of The Walbrook Building, 25 Walbrook Street, London EC4N 8AY as its agent to receive on its behalf in England service of any proceedings arising out of or in connection with this Agreement or any other Transaction Document. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Guarantor).

28.	SANCTIONS SCREENING

The Seller shall forthwith upon the execution of this Agreement by the parties direct in writing (such direction being in the Agreed Form) the CEO and the CFO of the Group to procure the provision to the Purchaser of the names and locations of clients of the Group who the Group are aware are clients with overseas operations, clients in sanctioned countries, clients with marine energy or aviation business and clients in such other classes of business which in the opinion of the Purchaser, acting reasonably, are high risk for the purposes of the Purchaser Group’s client and customer sanctions screening process. The Purchaser shall ensure that all such information is kept strictly confidential and is only used for the purposes of the screening process and for no other purpose whatsoever. The Purchaser agrees and acknowledges that if the CEO and the CFO do not comply with any such direction or in the event any customer or client does not pass its screening process, this shall not give rise to any liability on the part of the Seller (or any other person or entity) nor will it entitle the Purchaser to terminate this Agreement pursuant to clause 3.9 or otherwise.

IN WITNESS WHEREOF this Agreement has been duly executed by each of the parties on the day and year first above written.

SCHEDULE 1A – THE COMPANY

Name of Company	DMWSL 587 Limited

Registered Number	06475828

Registered Office	Birchin Court, 3rd Floor, 20 Birchin Lane, London, EC3V 9DU

Date of Incorporation	17 January 2008

Issued Share Capital	100 Ordinary Shares of £1.00 each

Member	DMWSL 586 Limited

Directors	Paul Dominic Matson Brendan James McManus

Secretary	Alastair George Hessett

Accounting Reference Date	31 August

Schedule 1 – The Company

SCHEDULE 1B – THE COMPANY’S SUBSIDIARIES

DMWSL 588 Limited	Archibald Reid (Insurance Brokers) Limited (Dormant)

Quillco 226 Limited	Dickson Insurance Brokers Limited (Dormant)

Quillco 227 Limited	Hedges & Rose Insurance Service Limited (Dormant)

Dallas Kirkland (Professions) Limited (Dormant)	Crosbie & Jack Insurance Services Limited (Dormant)

Ink Underwriting Agencies Limited	Robinson Leslie Limited (Dormant)

Westinsure Group Limited	Sutton Barnard Limited (Dormant)

Insurance Watchdog Limited (Dormant)	LRG Insurance Services Limited (Dormant)

Westinsure Online Limited (Dormant)	JHIB Holdings Limited (Dormant)

Giles Holdings Limited	James Hampden Insurance Brokers Limited (Dormant)

Giles Insurance Brokers Limited	CBG Group Limited (Dormant)

Giles Plus Services Limited (Dormant)	CBG Insurance Brokers Limited (Dormant)

Giles Project Risks Limited (Dormant)	CBG London Limited (Dormant)

Rossborough (Cayman Island) Limited	Exius Limited (Dormant)

RA Rossborough Limited	CBG Sports Limited (Dormant)

RA Rossborough (Insurance Brokers) Limited	CBG Financial Management Limited (Dormant)

Rossborough Insurance Services Limited	CBG Corporate Director Limited (Dormant)

Rossborough Insurance Brokers Limited (Dormant)	Flysure Limited (Dormant)

Rossborough Insurance (IOM) Limited	Rockbridge Healthcare Limited (Dormant)

Rossborough Healthcare International Limited	Marcus Hearn & Co (Travel & Aviation) Limited (Dormant)

RA Rossborough (Guernsey) Limited	CBG Spencer Lavery Healthcare Limited (Dormant)

Carrick Neil & Co Limited (Dormant)

Schedule 1 – The Company’s Subsidiaires

SCHEDULE 2A – CONDUCT OF THE GROUP

The matters referred to in clause 4.1 are as follows:

1.	any alteration in the memorandum or articles of association (or other constitutional documents) of any Group Company;

2.	any reduction in the share capital of any Group Company;

3.	the allotment, issue, repurchase or redemption of any shares or securities by any Group Company or entry into any agreement to do any of the same;

4.	any issue or grant of any options or rights to subscribe for any shares or securities (whether equity or debt) in any Group Company;

5.	the declaration, payment or making of a dividend or distribution to any person which is not a Group Company;

6.	any action with a view to commencing winding up, administration or receivership proceedings (or any analogous proceedings in any jurisdiction) against any Group Company;

7.	any alteration in the accounting reference date of any Group Company or accounting policies;

8.	any creation or grant by any Group Company of any option, right to acquire, mortgage, charge, pledge, licence (other than a lien arising by operation of law or in the ordinary course of business) or other form of security or Encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of the Group other than rights arising under retention of title clauses in the ordinary course of business;

9.	any amendment to the terms and conditions of employment of, or dismissal (other than for cause provided that such dismissal has been discussed in advance between the CEO and the CFO of the Group and the Purchaser at a weekly meeting pursuant to clause 4.3 of the Agreement) of, any Senior Employee;

10.	any amendment, other than an amendment made solely to comply with legislative requirements, to any agreements or arrangements for the payment of pensions or other benefits on retirement to present or former directors, officers or employees of any Group Company or to the dependants of any of those people;

11.	employ or offer to employ any new person who, on taking up that employment with a Group Company would become a Senior Employee;

12.	introduce any redundancy programme;

13.	the establishment or modification of any share incentive, share option, profit sharing, bonus, retention, commission or other incentive scheme, or any severance scheme or pension or retirement scheme;

14.	other than any increase which has been agreed between the CEO and the CFO of the Group and the Purchaser at a weekly meeting pursuant to clause 4.3 of the Agreement, any increase in the salaries of the employees of the Group;

15.	provide or agree to provide any new non-contractual benefit to any director, officer, employee or their dependents except for an amendment of an existing contractual benefit or bonus arrangement which has been agreed by the Purchaser during the weekly meeting with the CEO and CFO of the Group pursuant to clause 4.3 of the Agreement, amend the terms of any existing contractual benefit or bonus arrangement;

16.	the acquisition or disposal of any revenues, assets, business or undertaking except in the ordinary course of business or the assumption or incurrence of a liability, obligation or expense (actual or contingent) with a purchase price or value greater than £150,000;

Schedule 2A – Conduct of the Group

17.	the entry into, assignment or surrender of any leasehold interest in any property, the material variation of the terms on which any property is held or the settlement of any rent review which involves an increase of rent payable in excess of £100,000 per annum;

18.	the entry into any lease, lease-hire or hire purchase agreement for payment on deferred terms where the aggregate amount of such payment will exceed £100,000;

19.	make capital expenditure or incur a commitment on an individual item in excess of £100,000;

20.	amend, waive or terminate any rights in any Material Contract in a manner materially prejudicial to Group’s existing rights under such Material Contract;

21.	enter into any agreement or arrangement with the Seller or any member of the Retained Group (other than a Transaction Document);

22.	save for ordinary course debt claims, institute, compromise or settle any litigation or arbitration proceedings or waive a right in relation to any litigation or arbitration proceedings, in any individual case for an amount exceeding the amount provided for in respect of such claim by £100,000, or in respect of all litigation or arbitration proceedings, £100,000 in the aggregate;

23.	surrender, vary or limit any licence, authorisation, permission, registration, consent, approval or waiver required by any member of the Group to carry on a part of its business except as required by the relevant regulatory authority;

24.	enter into any joint venture agreement;

25.	other than in the ordinary course of the Group’s business or in respect of loans relating to season ticket renewals, the making of any loan or advancing or granting any guarantee or indemnity of the obligations of any person or giving credit to any person;

26.	change the residence of any member of the Group for Tax purposes;

27.	passing any resolutions in a general meeting or by way of written resolution;

28.	amend the terms of any insurance policy, allow the cover afforded by any insurance policy to lapse (where the cover is available on substantially similar terms) or knowingly take any action to make any insurance policy void or voidable;

29.	intentionally induce any employee to serve notice of termination of their employment or Worker to terminate their engagement with the relevant Group Company;

30.	amend the terms of the Inter-Company Loan Agreements or the Existing Financing Arrangements or incur any additional borrowing from third parties other than finance lease arrangements, the receipt of trade credit in the ordinary course of business and unsecured borrowings from the bank of the relevant Group Company from time to time in the ordinary course of business;

31.	enter into of any agreement (conditional or otherwise) to do any of the foregoing; or

32.	knowingly accept instructions from a client which has failed the Group’s sanctions screening process (as per the Group’s Sanctions Screening Policy as at the date of this Agreement).

Schedule 2A – Conduct of the Group

SCHEDULE 2B – PERMITTED ACTIONS

1.	Any actions described in the “Project Premium Disposal of Giles Insurance Group” tax structuring report produced by PricewaterhouseCoopers dated 3 September 2013.

Schedule 2B – Permitted Actions

SCHEDULE 3 – COMPLETION OBLIGATIONS

Part A (Seller’s Obligations)

1.	At Completion, the Seller shall:

1.1.	deliver or procure the delivery to the Purchaser or the Purchaser’s Solicitors of:

1.1.1.	duly executed instruments of transfer in favour of the Purchaser for the Shares and the share certificate(s) for the Shares (or an indemnity in lieu thereof); and

1.1.2.	as evidence of the authority of each person executing a document referred to in this Schedule 3 on the Seller’s behalf, a copy of the power of attorney or other resolution conferring such authority (if applicable);

1.2.	deliver the Deed of Release duly executed by the parties thereto;

1.3.	the ICLA Deed of Release duly executed by the parties thereto;

1.4.	procure repayment in full of the Chris Giles Loan Amount;

1.5.	procure repayment in full of the Ink Underwriting (US) LLC Loan Amount;

1.6.	deliver the Chris Giles Deed of Restrictive Covenant duly executed by Chris Giles;

1.7.	deliver the Charterhouse Capital Confidentiality Undertaking duly executed by Charterhouse Capital Partners LLP;

1.8.	deliver an original of the Voting Power of Attorney in the Agreed Form duly executed by the Seller;

1.9.	deliver the original share certificates provided as security in connection with Existing Financing Agreements to the extent able to be made available by the relevant banks following the payment of the Bank Payment Amount; and

1.10.	deliver the original signed stock transfer forms provided as security in connection with Existing Financing Agreements to the extent able to be made available by the relevant banks following the payment of the Bank Payment Amount.

2.	At Completion, the Seller shall cause the directors of the Company, the directors of Giles Insurance Brokers Limited and the directors of Ink Underwriting Agencies Limited to hold meetings of their respective boards at which the relevant directors shall pass resolutions in the Agreed Form to:

2.1.	in respect of the Company, approve the registration of the Purchaser as a member of the Company subject only to the production of duly stamped and completed transfers in respect of the Shares; and

appoint such approved persons as the Purchaser has nominated to the Seller in writing at least three Business Days prior to Completion as directors of the Company, Giles Insurance Brokers Limited and Ink Underwriting Agencies Limited,

and the Seller shall furnish to the Purchaser at Completion duly signed minutes of such meetings.

3.	On Completion, the Seller shall deliver to the Purchaser or the Purchaser’s Solicitors duly executed Elections, in the Agreed Form.

Schedule 3 – Completion Obligations

Part B (Purchaser’s Obligations)

1.	At Completion, the Purchaser shall, subject to compliance by the Seller of its obligations under clause 7.2:

1.1.	procure payment by or on behalf of the Company of the Inter-Company Loan Amount to the Seller’s Account by transfer of funds for same day value on the Completion Date;

1.2.	procure payment by or on behalf of the relevant Group Companies of the Bank Payment Amount by transfer of funds for same day value on the Completion Date to such account(s) as are directed by the Seller pursuant to clause 7.2;

1.3.	pay the Retention Amount into the Escrow Account by transfer of funds for same day value on the Completion Date; and

1.4.	deliver to the Seller or the Seller’s Solicitors:

1.4.1.	as evidence of the authority of each person executing a document referred to in this Schedule 3 and this Agreement on the Purchaser’s behalf, a copy of the power of attorney or other resolution conferring such authority; and

1.4.2.	evidence of the satisfaction of the Regulatory Conditions.

Schedule 3 – Completion Obligations

SCHEDULE 4 – PERMITTED LEAKAGE

Permitted Leakage means:

1.	any payment made or to be made by or on behalf of any Group Company which:

1.1.	is expressly contemplated under or is required in order to comply with any of the Transaction Documents;

1.2.	is specifically agreed to by or on behalf of the Purchaser from time to time;

1.3.	is of an amount that has accrued or been specifically provided for in the Accounts or the Locked Box Balance Sheet, but not yet paid; or

1.4.	the accrual or payment of the bonuses set out in the Exit Bonus Schedule (including any national insurance contributions thereon).

2.	Payment of fees, salary, contractual bonuses, pension contributions and other entitlements, accrual of pension and other benefits and reimbursement of expenses to, or on account of, directors, officers and employees of the Group incurred in the ordinary course of business and unconnected with the Transaction (including any national insurance contributions thereon) provided that for the avoidance of doubt this excludes any liability for exit bonuses or bonuses payable in respect of the entry into or completion of the Transaction.

3.	Accrual of or payment of any fees or reimbursement of expenses to, or on account of, the directors or officers of Expectrum Limited (being Malcolm Offord, Frank van den Bosch, Robert Leeming, MLR Consulting LLP (the Chairman’s vehicle), Brendan McManus, Paul Matson and Christopher Giles) or the Seller (being Brendan McManus and Paul Matson) in the ordinary course and an equivalent management service charge issued by Expectrum Limited to the relevant Group Company.

4.	The payment of or incurrence of incidental amounts on behalf of the Warrantors or any employee, director, or officer of a Group Company in connection with the Transaction (excluding, for the avoidance of doubt, the fees of professional advisers to the Warrantors) up to a maximum aggregate cap of £10,000.

5.	Payments of principal or of any other amounts or accrual of interest or of any other amounts in accordance with the Existing Financing Arrangements.

6.	Accrual of interest in accordance with the terms of the Inter-Company Loan Agreements (but so long as the interest has not been paid) and the payment of the Inter-Company Loan Amount on Completion in accordance with paragraph 1.1 of Part B of Schedule 3.

7.	The release by Quillco 226 Limited of any amounts owed to it by the Giles Employee Benefit Trust 2006, the payment of an amount equal to £11,000 to HMRC during August 2013 in respect of the outstanding loan balance (it being acknowledged that the tax will be repaid by HMRC once the loan is repaid) and the payment of up to a maximum aggregate amount of £5,000 in respect of management fees to Barclays Wealth Management, the trustee.

8.	Obligations in the lease agreement relating to the Group’s Irvine premises.

9.	The waiver of loans notionally advanced by a Group Company to management to enable management to purchase an interest in an incentive plan (being a cashless transaction).

10.	Payment of an amount equal to £15,000 plus VAT to Capstar.

11.	Payment of an amount equal to £23,000 plus VAT to Merrill Corporation.

Schedule 4 – Permitted Leakage

Payment of fees relating to the issue by the Seller and, the subsequent listing on the Channel Islands Stock Exchange, of PIK notes up to a maximum aggregate amount of £1,000.13. Any Tax properly paid or properly payable by or on behalf of any Group Company in respect of the items set out in this Schedule 4.

Schedule 4 – Permitted Leakage

SCHEDULE 5 – RETAINED GROUP GUARANTEES

1.	The deed of guarantee and indemnity dated 28 May 2013 between Expectrum Limited and the Welsh Ministers, pursuant to which Expectrum Limited guarantees the liabilities of Giles Insurance Brokers Limited from time to time outstanding to the Welsh Ministers in connection with the funding granted to Giles Insurance Brokers Limited by the Welsh Ministers.

2.	The deed of guarantee dated 19 December 2012 by Expectrum Limited and DMWSL 588 Limited with RCC Insurance Brokers plc and Christie Group plc (together, “Christie”), pursuant to which Expectrum Limited and DMWSL 588 Limited guarantee the obligations of Giles Insurance Brokers Limited owed to Christie under the agreement entered into between Giles Insurance Brokers Limited and Christie for the provision of certain outsourced insurance broking and related services.

Schedule 5 – Retained Group Guarantees

SCHEDULE 6 – GUARANTOR

1.	In consideration of the Seller entering into this Agreement, the Guarantor unconditionally and irrevocably guarantees to the Seller and its successors, transferees and assigns, the due and punctual performance and observance by the Purchaser of its obligations in respect of the payment of the Consideration, the Inter-Company Loan Amount and the Bank Payment Amount (the “Guaranteed Obligations”).

2.	If the Purchaser defaults on the performance of any Guaranteed Obligation, the Guarantor shall perform and discharge the Guaranteed Obligations and immediately on demand by the Seller, unconditionally pay each sum arising (together with interest at the Interest Rate on such sum accrued both before and after the date of demand by the Seller until the date of payment) to the Seller or as directed by the Seller in the manner prescribed in this Agreement as if it were the Purchaser.

3.	Without prejudice to paragraphs 1 and 2 of this Schedule 6, the Guarantor unconditionally and irrevocably agrees to indemnify and keep indemnified the Seller from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Seller and arising from failure of the Purchaser to comply with any of its obligations to make payment of the Consideration, the Inter-Company Loan Amount and the Bank Payment Amount. The amount of the losses, costs, claims, liabilities, damages, demands and expenses shall be equal to the amount which the Seller would otherwise have been entitled to recover from the Purchaser (including the Bank Payment Amount).

4.	This guarantee is a continuing guarantee and shall extend to the ultimate balance of the aggregate amount of the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part. The Guarantor’s liability under this guarantee shall not be discharged, impaired or affected by:

a.	any amendment, variation or assignment of this Agreement;

b.	any release of, or granting of time or other indulgence to, the Purchaser or any third party;

c.	any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Purchaser (or any act taken by the Seller in relation to any such event); or

d.	any other act, omission, matter or thing which, but for this paragraph 4 of Schedule 6, would reduce, release or prejudice any of the Guarantor’s obligations under this Schedule 6 or afford the Guarantor or Purchaser any legal or equitable defence (without limitation and whether or not known to it, the Purchaser or the Seller).

5.	Without prejudice to the rights of the Purchaser against the Seller, the Guarantor shall be a primary obligor and shall be deemed to be a principal debtor in respect of its obligations under this Agreement and not a surety.

6.	If any payment by the Purchaser, or any discharge given by the Seller or any member of the Retained Group, is avoided or reduced as a result of insolvency or any similar event, the liability of the Purchaser and Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred and the Seller or member of the Retained Group shall be entitled to recover the value or

Schedule 6 – Guarantor

amount of that security or payment. The Guarantor waives any right it may have of first requiring the Seller (or any trustee or agent on its behalf) or any member of the Retained Group to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Schedule 6.

7.	Until all amounts in respect of the Guaranteed Obligations have been irrevocably paid in full, the Seller (or any trustee or agent on its behalf) or any member of the Retained Group may hold in an interest-bearing suspense account any moneys received from the Guarantor, or on account of the Guarantor’s liability under this Schedule 6, and may, as it sees fit, apply or not apply any other moneys, securities or rights in respect of those amounts.

8.	Until all of the Guaranteed Obligations have been unconditionally and irrevocably discharged and have been irrevocably paid in full, and unless the Seller otherwise directs in writing, the Guarantor shall not exercise any rights which it may have from or against the Purchaser, its liquidator, an administrator, or any other person by reason of performance by it of its obligations under this Schedule 6 and any security taken by the Guarantor from the Purchaser in consideration for this guarantee and any money received by the Guarantor by proving in the bankruptcy, insolvency or liquidation of the Purchaser, shall be held in trust absolutely for the Seller or any member of the Retained Group, in respect of the obligations of the Guarantor in this Schedule 6.

9.	The Seller or any member of the Retained Group may make any number of demands of the Guarantor and the obligations of the Guarantor under this Schedule 6 shall be in addition to and independent of any other rights under any other agreement or security which the Seller or any member of the Retained Group may at any time hold in respect of any of the obligations of the Purchaser under this Agreement. The Seller and any member of the Retained Group may enforce its rights against the Guarantor without first having recourse to any other such agreement or security or exercising any rights or remedies against the Purchaser.

10.	After a demand has been made by the Seller under this Schedule 6 and until the amount demanded has been paid in full, the Seller or any member of the Retained Group may undertake such actions as it thinks fit against the Purchaser to recover all sums due and payable to the Seller or any member of the Retained Group under this Agreement, without affecting the obligations of the Guarantor under this Schedule 6.

Schedule 6 – Guarantor

SCHEDULE 7 – RETENTION AMOUNT AND ESCROW ACCOUNT

1.	DEFINITIONS

In this Schedule 7 the following definitions shall apply:

“Agreed Claim Amount” means the amount attributable to a Substantiated Claim (including as to costs and interest) agreed in writing by the Seller or determined by a court of competent jurisdiction (which has not been appealed within 30 days of the judgment or, where there has been such an appeal, it has been abandoned);

“Agreed Estimate Amount” means an amount equal to:

(i)	the Purchaser’s bona fide and reasonable estimate of the maximum aggregate loss or damage attributable to the Relevant Claim, such estimate having been agreed by the Seller in writing; or

(ii)	failing such agreement, only in respect of a Relevant Claim that Nominated Counsel has determined is more probable than not to succeed, the amount determined by Nominated Counsel to represent a genuine assessment of the probable loss or damage attributable to such Relevant Claim in accordance with the process set out in paragraph 7 of this Schedule 7;

“Final Release Date” means the date falling 36 calendar months from the Completion Date;

“First Release Date” means the date falling 12 calendar months from the Completion Date;

“First Retention Release Amount” means an amount equal to £1,200,000;

“Nominated Counsel” means a barrister of at least ten years’ standing with experience relating to contractual disputes under English law concerning breaches of warranty or, as appropriate, claims under tax covenants or other indemnities in share sale transactions, which counsel is agreed upon by or on behalf of the Purchaser, and the Seller within ten Business Days of either the Purchaser or the Seller being called upon by the other party to do so or, failing agreement, appointed on the application of the Purchaser or the Seller by the Chairman for the time being of the Bar Council in England and Wales;

“Purchaser’s Estimate Amount” means the Purchaser’s bona fide and reasonable estimate of the maximum aggregate loss or damage attributable to the Relevant Claim as set out in the Relevant Claim Notice;

“Relevant Claim” means any claim in respect of a breach of a warranty contained in the Warranty Deed or a Tax Claim under the Warranty Deed which would have resulted in a liability of the Warrantors (after taking account of the provisions of Schedule 4 of the Warranty Deed) but for paragraphs 1.2 and 1.3 of Schedule 4 of the Warranty Deed;

“Relevant Claim Notice” is defined in paragraph 7.1 of this Schedule 7;

“Second Release Date” means the date falling 24 calendar months from the Completion Date;

“Second Retention Release Amount” means an amount equal to £600,000;

“Substantiated Claim” means a Relevant Claim which the Seller has agreed in writing is valid or has been determined by a court of competent jurisdiction to be valid (which has not been appealed within 30 days of the judgment or, where there has been such an appeal, it has been abandoned).

Schedule 7 – Retention Amount and Escrow Account

2.	RETENTION AMOUNT – FIRST RELEASE DATE

2.1.	Subject to paragraphs 2.2 and 2.3 (inclusive), on the First Release Date the Seller and the Purchaser shall instruct the Escrow Agents to release to the Seller an amount equal to the First Retention Release Amount.

2.2.	The First Retention Release Amount shall have deducted from it an amount equal to:

2.2.1.	any Agreed Claim Amount(s) in respect of any Substantiated Claim(s) to the extent not already paid to the Purchaser;

2.2.2.	any Agreed Estimate Amount(s) in respect of Relevant Claims that have not become Substantiated Claims; and

2.2.3.	any Purchaser’s Estimate Amount(s) in respect of Relevant Claims that have not yet been dealt with under paragraph 7 of this Schedule 7 or in respect of which there is no Agreed Estimate Amount.

2.3.	Any amounts deducted from the First Retention Release Amount shall be retained in the Escrow Account until they are determined or paid to the Purchaser or the Seller in accordance with the provisions of this Schedule 7.

2.4.	If, subsequent to the First Release Date, any amounts deducted from the First Retention Release Amount pursuant to paragraphs 2.2.2 or 2.2.3 above are in excess respectively of the Agreed Claim Amount or Agreed Estimate Amount applicable to that Relevant Claim, the Seller and the Purchaser shall instruct the Escrow Agents to release to the Seller an amount equal to the amount of such excess provided that, at such time, there are no other Agreed Claim Amounts or Agreed Estimate Amounts or unresolved Purchaser’s Estimate Amounts referable to outstanding Relevant Claims commenced before the First Release Date which exceed the amount deducted from the First Retention Release Amount to the extent that it continues to be held in the Escrow Account. As and when such Relevant Claims are resolved or lapse the calculation referred to in the previous sentence shall be repeated to determine whether sums may at that point be released to the Seller.

2.5.	If, subsequent to the First Release Date, any amounts deducted from the First Retention Release Amount pursuant to paragraphs 2.2.2 or 2.2.3 above relate to Relevant Claims which lapse, the Seller and the Purchaser shall instruct the Escrow Agents to release to the Seller an amount equal to the amount deducted provided that, at such time, there are no other Agreed Claim Amounts or Agreed Estimate Amounts or unresolved Purchaser’s Estimate Amounts referable to outstanding Relevant Claims commenced before the First Release Date which exceed the amount deducted from the First Retention Release Amount to the extent that it continues to be held in the Escrow Account. As and when such Relevant Claims are resolved or lapse the calculation referred to in the previous sentence shall be repeated to determine whether sums may at that point be released to the Seller.

3.	RETENTION AMOUNT – SECOND RELEASE DATE

3.1.	Subject to paragraphs 3.2 and 3.3 (inclusive), on the Second Release Date the Seller and the Purchaser shall instruct the Escrow Agents to release to the Seller an amount equal to the Second Retention Release Amount.

3.2.	The Second Retention Release Amount shall have deducted from it an amount equal to:

3.2.1	any Agreed Claim Amount(s) in respect of any Substantiated Claim(s) to the extent not already paid to the Purchaser;

3.2.2	any Agreed Estimate Amount(s) in respect of Relevant Claims that have not become Substantiated Claims to the extent such amounts have not already been deducted from the First Retention Release Amount; and

Schedule 7 – Retention Amount and Escrow Account

3.2.3	any Purchaser’s Estimate Amount(s) in respect of Relevant Claims that have not yet been dealt with under paragraph 7 of this Schedule 7 or in respect of which there is no Agreed Estimate Amount to the extent such amounts have not already been deducted from the First Retention Amount.

3.3.	Any amounts deducted from the Second Retention Release Amount shall be retained in the Escrow Account until they are determined or paid to the Purchaser or the Seller in accordance with the provisions of this Schedule 7.

3.4.	If, subsequent to the Second Release Date, any amounts deducted from the Second Retention Release Amount pursuant to paragraphs 3.2.2 or 3.2.3 above are in excess respectively of the Agreed Claim Amount or Agreed Estimate Amount applicable to that Relevant Claim, the Seller and the Purchaser shall instruct the Escrow Agents to release to the Seller an amount equal to the amount of such excess provided that, at such time, there are no other Agreed Claim Amounts or Agreed Estimate Amounts or unresolved Purchaser’s Estimate Amounts referable to outstanding Relevant Claims commenced before the Second Release Date which exceed the aggregate of the amount deducted from the First Retention Release Amount (to the extent that it continues to be held in the Escrow Account) and the Second Retention Release Amount (to the extent that it continues to be held in the Escrow Account). As and when such Relevant Claims are resolved or lapse the calculation referred to in the previous sentence shall be repeated to determine whether sums may at that point be released to the Seller.

3.5.	If subsequent to the Second Release Date, any amounts deducted from the Second Retention Release Amount pursuant to paragraphs 3.2.2 or 3.2.3 above relate to Relevant Claims which lapse, the Seller and the Purchaser shall instruct the Escrow Agents to release to the Seller an amount equal to the amount deducted provided that, at such time, there are no other Agreed Claim Amounts or Agreed Estimate Amounts or unresolved Purchaser’s Estimate Amounts referable to outstanding Relevant Claims commenced before the Second Release Date which exceed the aggregate of the amount deducted from the First Retention Release Amount (to the extent that it continues to be held in the Escrow Account) and the Second Retention Release Amount (to the extent that it continues to be held in the Escrow Account). As and when such Relevant Claims are resolved or lapse the calculation referred to in the previous sentence shall be repeated to determine whether sums may at that point be released to the Seller.

4.	RETENTION ACCOUNT – RELEASES TO THE PURCHASER PRIOR TO THE FINAL RELEASE DATE

At any time prior to the Final Release Date, if a Relevant Claim becomes a Substantiated Claim, the Purchaser and the Seller shall instruct the Escrow Agents to release to the Purchaser an amount equal to the lesser of the Agreed Claim Amount in respect of the Substantiated Claim and the amount standing to the credit of the Escrow Account.

5.	RETENTION AMOUNT – FINAL RELEASE DATE

5.1.	Subject to paragraphs 5.2 to 5.6 (inclusive), on the Final Release Date the Seller and the Purchaser shall instruct the Escrow Agents to release to the Seller the amount remaining in the Escrow Account.

5.2.	If, on the Final Release Date, there are any Agreed Estimate Amounts in respect of Relevant Claims which have not become Substantiated Claims, an amount equal to the lesser of the aggregate of the Agreed Estimate Amounts and the amount standing to the credit of the Escrow Account shall be retained in the Escrow Account and the Seller and the Purchaser shall instruct the Escrow Agents to release to the Seller the remaining balance in the Escrow Account.

5.3.	If, on the Final Release Date, an amount has been retained in the Escrow Account in respect of an Agreed Estimate Amount or Agreed Estimate Amounts in respect of a Relevant Claim or Relevant Claims and that Relevant Claim or any of those Relevant Claims becomes a Substantiated Claim or Substantiated Claims:

Schedule 7 – Retention Amount and Escrow Account

5.3.1.	if an Agreed Claim Amount in respect of such Substantiated Claim is less than the Agreed Estimate Amount referable to such Substantiated Claim, the Purchaser and the Seller shall:

(a)	instruct the Escrow Agents to release from the Escrow Account to the Purchaser an amount equal to the Agreed Claim Amount; and

(b)	instruct the Escrow Agents to release from the Escrow Account to the Seller the difference between the Agreed Claim Amount and the Agreed Estimate Amount provided that there are no other unpaid Agreed Claim Amounts or Agreed Estimate Amounts which in total exceed the amount in the Escrow Account;

5.3.2.	if an Agreed Claim Amount in respect of such Substantiated Claim is equal to the Agreed Estimated Amount referable to such Substantiated Claim, the Purchaser and the Seller shall instruct the Escrow Agents to release from the Escrow Account an amount equal to the Agreed Claim Amount to the Purchaser;

5.3.3.	if an Agreed Claim Amount in respect of such Substantiated Claim is more than the Agreed Estimate Amount referable to such Substantiated Claim and the Agreed Claim Amount is equal to or more than the amount standing to the credit of the Escrow Account, the Purchaser and the Seller shall instruct the Escrow Agents to release the remaining funds in the Escrow Account to the Purchaser; or

5.3.4.	if an Agreed Claim Amount in respect of such Substantiated Claim is more than the Agreed Estimate Amount referable to such Substantiated Claim and the amount standing to the credit of the Escrow Account is more than the Agreed Claim Amount, the Purchaser and the Seller shall instruct the Escrow Agent to release to the Purchaser an amount equal to the Agreed Estimate Amount.

5.4.	If the Purchaser has not commenced proceedings against the Seller (by proper issue and valid service) within six months of the giving of a Relevant Claim Notice, such Relevant Claim shall be deemed to have lapsed.

5.5.	Following the last Relevant Claim in respect of which an Agreed Estimate Amount was retained in the Escrow Account on the Final Release Day becoming a Substantiated Claim and payment under paragraph 5.3 having been made, the Purchaser and the Seller shall instruct the Escrow Agent to release to the Seller any remaining amounts standing to the credit of the Escrow Account.

5.6.	If, after an amount has been released to the Purchaser from the Escrow Account, the Purchaser or a member of the Purchaser’s Group subsequently recovers from a third party (including a Tax Authority) (whether by payment, discount, credit, relief or otherwise) a cash sum which is referable to that amount then the Purchaser shall be obliged to pay such cash sum (less any reasonable costs incurred in making the recovery) to the Seller, save that if the Purchaser has received the recovery prior to the Final Release Date, unless such amount is referable to a reduction in the First Release Retention Amount or the Second Release Retention Amount, the Purchaser shall be obliged to pay such amount into the Escrow Account and the provisions of this Schedule 7 shall apply.

5.7.	For the avoidance of doubt, if, on the Final Release Date or at any time after the Final Release Date, there are sums in the Escrow Account which are no longer referable to a Relevant Claim (whether because the Relevant Claim has been withdrawn, lapsed or otherwise) or a Substantiated Claim, including without limitation any sums paid into the Escrow Account pursuant to paragraph 5.6, the Purchaser and the Seller shall instruct the Escrow Agent to release to the Seller an amount equal to any such sum.

6.	APPLICATION OF THIS SCHEDULE

No amount shall be released out of the Escrow Account otherwise than in accordance with this Schedule 7.

Schedule 7 – Retention Amount and Escrow Account

7.	AGREED ESTIMATE AMOUNT AND NOMINATED COUNSEL

7.1.	The Purchaser shall provide written notice of a bona fide Relevant Claim to the Seller together with an explanation in reasonable detail of the Relevant Claim, including the Purchaser’s reasonable estimation of the amount of any damages or loss in respect of such Relevant Claim within 20 Business Days after the Relevant Claim has arisen or after the Purchaser or the relevant member of the Purchaser’s Group becomes aware that a claim might be made and in any event on or before the Final Retention Release Date (“Relevant Claim Notice”).

7.2.	If the Purchaser and the Seller fail to agree an Agreed Estimate Amount in respect of a Relevant Claim within 20 Business Days of the Purchaser having served a Relevant Claim Notice on the Seller, the Seller or the Purchaser may call upon the other party to agree a Nominated Counsel.

7.3.	Nominated Counsel shall be instructed to act as expert and not as arbitrator and to opine on the merits and quantum of the Relevant Claim in question within 20 Business Days and as to whether there is a reasonable prospect that such Relevant Claim may be established in favour of the Purchaser. For the purposes of this paragraph 7.3, a “reasonable prospect” is one with greater than 50% chance of success in an English court of law.

7.4.	Nominated Counsel may be entitled to seek the opinion of an expert in relation to all financial and accounting matters provided always that the Seller and the Purchaser shall be entitled to make reasonable representations to the Nominated Counsel for the purposes of this paragraph 7.4, including as to the identity of the expert.

7.5.	The Purchaser shall provide such information (and shall use its reasonable endeavours to procure that any of the Group’s auditors, past or present, shall render such information), including by providing access to personnel, properties, management, records, papers, documents and data, as the Seller may reasonably require in relation to the Relevant Claim.

7.6.	The decision of Nominated Counsel regarding the prospects of a Relevant Claim and the Agreed Estimate Amount in respect of a Relevant Claim shall be conclusive and shall bind the Purchaser and the Seller (save in the case of manifest error). The method of proceeding in the reference to Nominated Counsel shall be determined by the Nominated Counsel in his absolute discretion and the Purchaser and Seller shall observe and perform any directions which the Nominated Counsel may give and shall be bound by any decision which he may make consequent on any failure to observe and perform any such directions.

7.7.	The costs of the Nominated Counsel and any expert appointed under paragraph 7.4 shall be borne equally by the Purchaser and the Seller.

8.	INTEREST, CHARGES AND TAXATION

8.1.	Any interest that may accrue on the credit balance on the Escrow Account shall be credited to the Escrow Account and any payment of principal out of the Escrow Account shall include a payment of the interest earned on such principal sum by the Escrow Account.

8.2.	The liability to taxation on any interest on any amount in the Escrow Account shall be borne by the party entitled to that amount.

8.3.	Any payments made out of the Escrow Account shall be made net of any applicable bank charges.

9.	LIABILITY

9.1.	For the avoidance of doubt, the Seller shall not be liable to reimburse or compensate the Purchaser for any amounts in respect of any Relevant Claim or Substantiated Claim except by way of release from the Escrow Account.

9.2.	The Purchaser shall (and shall procure that any relevant member of the Purchaser’s Group shall) take all reasonable action to mitigate any loss suffered by it or the relevant member of the Purchaser’s Group which has or is reasonably likely to result in a Relevant Claim or a Substantiated Claim and any failure to do so shall reduce the amount of the Relevant Claim or Substantiated Claim.

Schedule 7 – Retention Amount and Escrow Account

9.3.	For the avoidance of doubt, any admission by the Warrantors of a breach of the Warranty Deed shall be ignored for all purposes and shall not prejudice the Seller’s rights to contend that matter has not been a breach of a warranty contained in the Warranty Deed or a Tax Claim under the Warranty Deed or in any circumstances under this Schedule.

Schedule 7 – Retention Amount and Escrow Account

SCHEDULE 8 – DEFINITIONS AND INTERPRETATION

1.	In this Agreement, except so far as the context otherwise requires, the following terms shall have the following meanings:

“Accounts” means the statutory accounts of the Company and the Subsidiaries (excluding Hedges & Rose Insurance Service Limited), in each case made up to the Accounts Date;

“Accounts Date” means 31 August 2012;

“Agreed Form” means a document in a form initialled for the purposes of identification only by the parties to this Agreement or on their behalf;

“Assignee” has the meaning given in clause 18.3;

“Assignor” has the meaning given in clause 18.3;

“Bank Payment Amount” means the aggregate amount of the outstanding principal (being an amount not exceeding £120,751,029), together with accrued interest, any break costs and any other amounts due under the Existing Financing Arrangements;

“Breach of the Conduct Undertakings” means a breach of clause 4 or non compliance with schedule 2A which has or is reasonably likely to have a negative monetary impact on the Group’s assets, liabilities or profits exceeding £5,000,000 or reduces the value of the Group by £5,000,000 or more; or breaches of clause 4 or non compliance with schedule 2A having or reasonably likely to have in aggregate a negative monetary impact on the Group’s assets, liabilities or profits exceeding £5,000,000 or in aggregate reduce the value of the Group by £5,000,000 or more;

“Business Day” means a day (other than a Saturday or Sunday) on which clearing banks are open for normal business in London;

“Charterhouse Capital Confidentiality Undertaking” means a deed of confidentiality to be entered into by Charterhouse Capital Partners LLP in the Agreed Form;

“Chris Giles Deed of Restrictive Covenant” means a deed of restrictive covenant to be entered into by Chris Giles in the Agreed Form;

“Chris Giles Loan Amount” means the aggregate amount of the outstanding principal, together with accrued interest, any break costs and any other amounts due under the loan agreement entered into between DMWSL 588 Limited and Chris Giles dated 21 March 2013;

“CICRA” means the Channel Islands Competition and Regulatory Authorities (being the administrative name of the Jersey Competition Regulatory Authority and the Guernsey Competition and Regulatory Authority);

“CIMA” means the Cayman Islands Monetary Authority;

“Claim” means any claim (whether in contract, tort or otherwise) in respect of or in relation to any matter in this Agreement or in any other Transaction Document;

“Company” has the meaning given in Recital A;

“Companies Act” means the Companies Act 2006;

“Completion” means the completion of the Transaction in accordance with this Agreement;

“Completion Date” means the date on which Completion takes place;

Schedule 8 – Definitions and Interpretation

“Conditions” means the conditions precedent to Completion set out in Clause 3.1;

“Consideration” means an amount equal to the Retention Amount;

“Contingent Bonus Letter” means the letter dated on or about the date of this Agreement from Friary Intermediate Limited to the Warrantors in connection with the payment of a contingent bonus;

“CTA” means the Corporation Tax Act 2009;

“Data Site” means the electronic data site made available by Merrills in connection with the Transaction and entitled “Rio”.

“Deeds of Release” means the deeds of release in the Agreed Form;

“Disclosed” has the meaning given to that term in the Warranty Deed;

“Division” means the business division operated by (i) Giles Insurance Brokers Limited and its Subsidiaries, (ii) Ink Underwriting Agencies Limited and its Subsidiaries and (iii) R.A. Rossborough Limited and its Subsidiaries;

“Elections” means the joint elections pursuant to section 792 CTA between (i) Giles Insurance Brokers Limited and DMWSL 588 Limited; (ii) Giles Insurance Brokers Limited and Quillco 226 Limited; and (iii) Giles Insurance Brokers Limited and the Seller, in each case in the Agreed Form;

“Encumbrances” means any interest or equity of any person (including any right to acquire, option, right of first refusal or right of pre-emption or conversion), or any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement (including a title transfer and retention arrangement having similar effect);

“Enduring Provisions” means clauses 1 (Definitions and Interpretation), 15 (Announcements), 16 (Confidentiality), 25 (Notices), 26 (Costs and Expenses), and 27 (Governing Law, Jurisdiction and Service of Process);

“Escrow Account” means the joint interest bearing bank account at the Escrow Bank to be established in accordance with the Escrow Letter into which shall be paid the Retention Amount in accordance with paragraph 1.3 of Part B of Schedule 3;

“Escrow Agents” means the Purchaser’s Solicitors and the Seller’s Solicitors;

“Escrow Bank” means Barclays Bank Plc, 1 Churchill Place, London E14 5HP;

“Escrow Letter” means the letter, of even date herewith, to be signed by the Purchaser and the Seller instructing the Escrow Agents to establish and operate the Escrow Account;

“Existing Financing Arrangements” means the £181,005,910 senior credit agreement dated 3 March 2008 as amended and restated;

“FCA” means the Financial Conduct Authority of the United Kingdom;

“FS(J)L” means the Financial Services (Jersey) Law 1998;

“FSMA” means the Financial Services and Markets Act 2000;

“Group” means the Company and the Subsidiaries and “Group Company” or “member of the Group” means any one of them;

Schedule 8 – Definitions and Interpretation

“Guaranteed Obligations” has the meaning given in Schedule 8;

“GFSC” means the Guernsey Financial Services Commission;

“Guernsey Regulated Entities” means R.A. Rossborough (Guernsey) Limited and Rossborough Healthcare International Limited;

“ICLA Deeds of Release” means the deeds of release in respect part of the balances owed by the Company pursuant to the Inter-Company Loan Agreements in the Agreed Form;

“Inter-Company Loan Agreements” means (i) the two inter-company loan agreements dated 3 March 2008; (ii) the inter-company loan agreement dated 19 August 2010; (iii) the inter-company loan agreement dated 29 November 2010; and (iv) the inter-company loan agreement dated 8 September 2011, in each case made between the Seller and the Company;

“Inter-Company Loan Amount” means the aggregate amount of the outstanding principal, together with accrued interest, any break costs and any other amounts due under the Inter-Company Loan Agreements which following the execution and delivery of the ICLA Deed of Release shall be an amount equal to £126,468,666;

“Interest Rate” means a rate of 4 per cent. above the base rate from time to time of Barclays Bank PLC;

“Ink Underwriting (US) LLC Loan Amount” means the aggregate amount of the outstanding principal, together with accrued interest, any break costs and any other amounts due under the loan agreement entered into between DMWSL 588 Limited and Ink Underwriting (US) LLC dated 21 March 2013

“Isle of Man Insurance Supervisor” has the meaning given to “Supervisor” in section 54(1) of the Isle of Man Insurance Act 2008;

“IMIIL” means the Insurance Managers and Insurance Intermediaries (Bailiwick of Guernsey) Law 2002 (as amended);

“Jersey Companies” means RA Rossborough Limited, RA Rossborough (Insurance Brokers) Limited and Rossborough Insurance Services Limited;

“Jersey Regulated Entities” means RA Rossborough (Guernsey) Limited, Rossborough Healthcare International Limited and RA Rossborough (Insurance Brokers) Limited;

“JFSC” means the Jersey Financial Services Commission;

“JG Laws” means the Competition (Jersey) Law 2005 and/or The Competition (Guernsey) Ordinance, 2012;

“Law” means all civil and common laws, statutes, subordinate legislation, treaties, regulations, directives, decisions, by laws, ordinances, circulars, codes, orders, notices, demands, decrees, injunctions, resolutions or judgments of any governmental authority in any jurisdiction;

“Leakage” means any of the following to the extent that it does not constitute Permitted Leakage:

(i)	any dividend or distribution declared, paid or made by any Group Company to any member of the Retained Group;

(ii)	any payments made, or assets or benefits transferred or liabilities or obligations assumed, indemnified or incurred, by or on behalf of a Group Company for the benefit of any member of the Retained Group;

Schedule 8 – Definitions and Interpretation

(iii)	any redemption or return of capital (whether by reduction of capital or otherwise) by any Group Company for the benefit of any member of the Retained Group;

(iv)	the waiver, release or forgiveness of any amount owed to any Group Company by any member of the Retained Group;

(v)	any management, monitoring or the shareholder or directors’ fees paid by or on behalf of a Group Company to the Seller or a member of the Retained Group;

(vi)	any costs, fees or expenses of the Seller, any Relevant Person or the Warrantors relating to the Transaction paid or incurred by a Group Company; and

(vii)	any sales bonuses payable as a result of the completion of the Transaction paid or incurred by any Group Company;

“Locked Box Balance Sheet” means the unaudited balance sheet of the Group as at the Locked Box Date in the Agreed Form;

“Locked Box Date” means 31 May 2013;

“Long Stop Date” means the date falling five months after the date of this Agreement;

“Material Contract” means each contract listed in Appendix 3 to the Warranty Deed;

“Material Adverse Change” means the occurrence after the date of this Agreement of any matter or circumstance which has or is reasonably likely to have a negative monetary impact on the Group’s assets, liabilities or profits or the value of the Group exceeding £25,000,000 excluding any of the same which result from:

(a)	a force majeure event or circumstance;

(b)	changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions;

(c)	changes in conditions generally affecting the retail insurance broking industry in the UK, Jersey, Guernsey, Isle of Man or the Cayman Islands, including changes resulting from competitor activity;

(d)	changes in taxes, laws, regulations or accounting practices applying to UK, Jersey, Guernsey, Isle of Man or Cayman Island insurance broking practices or related services or the announcement of any review of or investigation into UK, Jersey, Guernsey, Isle of Man or Cayman Island insurance broking practices or related services by a governmental or regulatory agency;

(e)	the Transaction or the change of control resulting from the Transaction;

(f)	any action taken with the Purchaser’s consent or at its direction; or

(g)	any matter or circumstance which is Disclosed.

“Permitted Actions” means those matters contained in Schedule 2B;

“Permitted Leakage” means any of the matters set forth in Schedule 4;

“Purchaser’s Group” means the Purchaser and any holding company of the Purchaser and any subsidiary of the Purchaser or any such holding company including, following Completion, each member of the Group;

“Purchaser’s Solicitors” means Lawrence Graham LLP of 4 More London Riverside, London SE1 2AU;

Schedule 8 – Definitions and Interpretation

“Regulators” means the FCA, the Isle of Man Insurance Supervisor, the JFSC, the GFSC, the CIMA and CICRA and “Regulator” means the relevant one of them;

“Regulatory Conditions” means the conditions precedent to Completion set out in clauses 3.1.1. to 3.1.7;

“Relevant Person” means the Seller, each member of the Retained Group and the Group, each affiliate of the Seller, Charterhouse Capital Partners LLP, and in each case, an employee, director, agent, officer or adviser of such person (other than the Warrantors);

“Retained Group” means the Seller and any holding company of the Seller (which expression shall exclude the general partner of any fund that holds an interest, directly or indirectly, in the Seller) but excluding all members of the Group;

“Retained Group Guarantee” means the guarantees listed in Schedule 7;

“Retention Amount” means an amount equal to £2.4 million;

“Rights” has the meaning given in clause 18.3;

“Seller’s Account” means to such account as is notified by the Seller to the Purchaser at least two Business Days prior to Completion;

“Seller’s Solicitors” means Dickson Minto W.S. of Broadgate Tower, 20 Primrose Street, London EC2A 2EW;

“Senior Employee” means an employee employed by a Group Company earning as a basic salary an amount in excess of £100,000 per annum;

“Shares” means the 100 shares of £1.00 each issued by the Company;

“Subsidiaries” means those companies set out in Schedule 1B;

“Tax” or “Taxation” means all forms of taxation, duties, withholdings, contributions and levies, where and whenever imposed and all penalties, charges, surcharges, costs and interest relating thereto or to any late return or the failure to make or the making of any incomplete or incorrect return in respect of any of them;

“Tax Authority” means any statutory, governmental, state, provincial or local governmental authority, body, court, tribunal or official whatsoever competent to impose, administer or collect any Taxation or make any decision or ruling on any matter relating to Taxation;

“Transaction” means the acquisition of the entire issued share capital of the Company by the Purchaser as contemplated by this Agreement;

“Transaction Documents” means this Agreement, the Warranty Deed and the Disclosure Letter (as defined in the Warranty Deed);

“Unconditional Date” has the meaning given in clause 3.7;

“VATA” means the Value Added Tax Act 1994;

“Warranties” means those warranties set out in clause 8.1;

“Warrantors” means Brendan McManus and Paul Matson; and

“Warranty Deed” means the warranty deed of even date of this Agreement made between the Warrantors and the Purchaser.

Schedule 8 – Definitions and Interpretation

2.	In this Agreement, unless the context otherwise requires:

2.1.	references to persons will include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships and that person’s legal personal representatives and successors;

2.2.	references to companies will include companies, corporations or other bodies corporate (wherever incorporated);

2.3.	the headings are inserted for convenience only and will not affect the construction of this Agreement;

2.4.	references to one gender include all genders;

2.5.	any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted provided that any such amendment, consolidation or re-enactment made after the date of this Agreement will not increase the liability or obligation of any party;

2.6.	reference to the singular will include the plural and vice versa;

2.7.	where a word or expression is given a particular meaning, other grammatical forms or parts of speech of such word or expression will bear a corresponding meaning;

2.8.	unless otherwise stated, reference to Recitals, clauses and Schedules are to recitals, clauses, and schedules of and to this Agreement;

2.9.	words and expressions defined in the Companies Act will (unless given an inconsistent meaning in this Agreement) bear the same meanings in this Agreement;

2.10.	any reference to any other document is a reference to that other document as amended, varied, supplemented or novated (in each case, other than in breach of the provisions of this Agreement) at any time.

Schedule 8 – Definitions and Interpretation

EXECUTION

EXECUTED BY THE SELLER

SIGNED by
for and on behalf of DMWSL 586 LIMITED	Paul Matson
Authorised signatory

EXECUTED BY THE PURCHASER

SIGNED by

for and on behalf of FRIARY INTERMEDIATE LIMITED	David Ross
Authorised signatory

EXECUTED BY THE GUARANTOR

EXECUTED by David Ross ARTHUR J. GALLAGHER & CO.

acting by

and	David Ross

both authorised signatories
Authorised signatory

Authorised signatory